For Immediate Release	Contact:	Jeff Mattich
Chief Financial Officer
(214) 623-8446

Matt Kreps
Account Manager
Halliburton Investor Relations
(972) 458-8000

Home Solutions of America Acquires Associated Contractors
Acquisition To Allow Company To Participate in $270 Million Rebuilding Project for Stennis Space Center

November 1, 2006 (Dallas, TX) - Home Solutions of America, Inc. (Nasdaq: HSOA; the "Company" or "Home Solutions"), a provider of recovery, restoration and rebuilding/remodeling services, announced today that it has acquired privately-held Associated Contractors II, LLC ("Associated") for 1.5 million shares of common stock and performance-based incentives. Although the acquisition is expected to be neutral to earnings during the Company's 2006 fourth fiscal quarter, it is expected to be accretive in fiscal 2007.

Associated is one of the leading contractors involved in rebuilding Louisiana and is one of three contractors approved to participate in the rebuilding of NASA's Stennis Space Center located in Kiln, Mississippi under a three-year $270 million Indefinite Delivery Indefinite Quantity contract ("ID/IQ"). Associated currently has a backlog of $22 million in existing contracts.

Under the leadership of Scott Sewell, its Managing Partner, Associated has worked in partnership with the Company, including working with Home Solutions on a recently awarded contract valued at $5 million for restoration and rebuilding services in the historic French Market of New Orleans. The ID/IQ contract for the Stennis Space Center, just recently underway, is expected to begin in earnest 2007. Having served in a variety of federal executive positions as an appointee of the last four Presidental administrations, Mr. Sewell has built extensive relationships across the country and particularly in the region.

Under the transaction, Home Solutions issued Associated 1.5 million shares of its restricted common stock. Associated has the ability to receive an additional $9 million in payments based upon its collected earnings over the next two years. Associated could also receive warrants to purchase an additional 2 million shares of Home Solutions, exercisable at $0.01 per share, in the event it earns $50 million in EBITDA over the next two years.

"We believe the opportunities created by the acquisition of Associated are compelling," said Frank J. Fradella, Chairman and CEO of Home Solutions. "While the two companies have worked closely together this past year, the size and scope of the projects in Louisiana and surrounding areas has increased significantly, requiring a greater pool of skilled labor and capital. We believe that as a result of the acquisitions of Fireline Restoration and FERS, as well as our Louisiana-based operations Home Solutions Restoration of Louisiana, we have the infrastructure in place to bid and execute work on the larger, more complex projects. Associated, through Scott Sewell's extensive relationships in the region, has a solid backlog of work and excellent opportunities to land major contracts. We look forward to building on our already existing relationship."

Scott Sewell, President of Associated Contractors, LLC said, "Due to the increasing size and scope of the projects in Louisiana and surrounding areas, we felt it necessary to join with a company that had the size and financial resources to allow us to participate in larger projects such as the Stennis Space Center. Home Solutions will enable us to not only execute our existing backlog of work but also enhance the chances of winning a significant portion of the more than $600 million in new public bid opportunities scheduled to be awarded in the coming year. Private reconstruction and insurance work will account for an estimated one billion dollars of work and new construction another estimated two billion dollars. It has become apparent that one of the key factors in garnering contracts for major Louisiana projects in 2007 and 2008 will be the ability to provide a skilled pool of experienced labor coupled with strong credit and bonding facilities. Home Solutions' recent acquisition of Fireline and their captive Louisiana subsidiary HSRLA were compelling reasons to complete a transaction of this nature."

The Company expects to provide additional details on the transaction in an 8-K filing with the Securities and Exchange Commission.

About Home Solutions of America, Inc.
Home Solutions of America, Inc. is a provider of recovery, restoration and rebuilding/remodeling services to commercial and residential areas that are (i) prone to flooding, hurricanes, tornados, fires or other naturally occurring and repetitive weather related emergencies; and/or (ii) experiencing robust housing development. The Company has operations in California, Texas, Florida, Alabama, Georgia, Louisiana, Mississippi and South Carolina. For additional information, please visit the Company's Web site at www.homcorp.com.

About Associated Contractors, LLC
Associated Contractors, LLC is a Louisiana general contractor and one of the leading construction companies helping to rebuild New Orleans in the aftermath of Hurricane Katrina. S. Scott Sewell is the LLC's managing partner. Mr. Sewell served in a variety of positions at the Secretarial level as an appointee of the last four Presidents and is a resident of New Orleans.

Cautionary Notice
Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects, contracts to be performed, and new opportunities associated with  the anticipated rebuilding of the New Orleans area , are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

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